Exhibit 10.01

Silicon Image, Inc.

Bonus Plan for Fiscal Year 2005
As amended July 19, 2005

1. Purpose

     The purpose of this Bonus Plan (this “Plan”) is to provide financial incentives for certain executive1 and non-executive2 employees (“Executives” and “Non-Executives”, respectively) of Silicon Image, Inc. (the “Company”) to meet and exceed the Company’s annual financial goals.

2. Eligibility

     Executives and Non-Executives of the Company selected by the Committee (the “Participants” and each a “Participant”) shall be eligible to participate in this Plan; provided however, that neither Executives and Non-Executives who are entitled to participate in any Company sales incentive plan nor employees hired after September 30, 2005 are eligible to participate in this Plan. Participation in this Plan is on a fiscal year basis and in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).

3. Administration

     a. This Plan shall be administered by the Committee which may delegate specific administrative tasks to others as appropriate for administration of this Plan.

     b. Subject to the provisions of this Plan, the Committee shall have exclusive authority to designate Participants, the amount of each award under this Plan (“Award”), the date when any performance goals are measured, and the date when Awards (if any) will be paid.

     c. The Committee shall have all discretion and authority necessary or appropriate to administer this Plan, including, but not limited to, the power to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of this Plan, and such determination shall be final and binding upon all persons having an interest in this Plan.

     d. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by all of the members of the Committee shall constitute the act of the Committee.

     e. All expenses and liabilities incurred by the Committee in the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to this Plan, unless such action, determination, or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

[1]	“Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any affiliated Company as determined by the Committee.

[2]	“Non-Executive” means an employee of the Company, other than an Executive, employed by the Company or any affiliated Company as determined by the Committee.

4. Bonus Pool Establishment and Allocation

     Subject to the terms and conditions of this Plan, the Company will establish a cash bonus pool if either:

•	year-to-date actual revenue[3] for the fiscal year ended December 31, 2005 (“Actual Revenue”) equals or exceeds the planned revenue for the fiscal year (“Target Revenue”) established in the Annual Operating Plan approved by the Board of Directors (“Annual Operating Plan”); or

•	year-to-date earnings per share (calculated on a non-GAAP[4] basis) for the fiscal year ended December 31, 2005 (“Actual EPS”) equals or exceeds the planned earnings per share (calculated on a non-GAAP basis) for the fiscal year (“Target EPS”) established in the Annual Operating Plan.

If both Actual Revenue and Actual EPS do not equal or exceed Target Revenue and Target EPS, respectively then no cash bonus pool will be established.

     4.1 Executive Participants’ Bonus Pool

     The amount of the cash bonus pool for Executive Participants will be equal to a function of the extent to which Actual Revenue equals or exceeds Target Revenue and/or Actual EPS equals or exceeds the Target EPS, as applicable, determined as follows.

For Executive Participants

Percent Achievement of Annual Year-	Multiplier Factor (as percentage of	Estimated Pool Attributable to
to-Date Revenue	100% achievement level)	Revenue Attainment[5]
Below 100%	0.0%	$0
100% to 105%	100.0%	$768,560
105% to 110%	125.0%	$960,700
110% to 115%	150.0%	$1,152,840
115% to 125%	175.0%	$1,344,980
125% and above	200.0%	$1,537,120

Percent Achievement of Annual Year-	Multiplier Factor (as percentage of	Estimated Pool Attributable to
to-Date Earnings Per Share	100% achievement level)	Earnings Per Share Attainment[5]
Below 100%	0.0%	$0
100% to 105%	100.0%	$768,560
105% to 110%	125.0%	$960,700
110% to 115%	150.0%	$1,152,840
115% to 125%	175.0%	$1,344,980
125% and above	200.0%	$1,537,120

[3]	Represents the Company’s total product, development, licensing and royalty revenues for fiscal year 2005 as reported in the Company’s financial statements.

[4]	Earnings per share calculated on a non-GAAP basis is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and excludes stock compensation expense/(benefit), amortization of intangible assets, patent defense costs, acquisition integration costs, restructuring costs, gain/(loss) on derivative/investment securities, gains on escrow settlement, in-process research and development and other unusual or infrequent income and expenses that are not directly attributable to ongoing operations and are expected to be non-recurring or to be incurred over a limited period of time.

[5]	These are estimated amounts. Actual 100% achievement level amounts will be calculated based on the number of eligible employees, base salaries and target bonus levels (expressed as a percentage of base salary ranging from 7-70% depending on employee level) as of December 31, 2005 (subject to any applicable proration adjustments for partial-year service).

     The amounts of Awards, if any, allocable to individual Executive Participants will be determined by the Committee in its sole discretion and may be less than, equal to or greater than target bonus levels.

     4.2 Non-Executive Participants’ Bonus Pool

     The amount of the cash bonus pool for Non-Executive Participants will be equal to a function of the extent to which Actual Revenue equals or exceeds Target Revenue and/or Actual EPS equals or exceeds the Target EPS, as applicable, determined as follows.

For Non-Executive Participants

Percent Achievement of Annual Year-	Multiplier Factor (as percentage of	Estimated Pool Attributable to
to-Date Revenue	100% achievement level)	Revenue Attainment[6]
Below 100%	0.0%	$0
100% to 105%	100.0%	$1,767,745
105% to 110%	125.0%	$2,209,682
110% to 115%	150.0%	$2,651,618
115% to 125%	175.0%	$3,093,554
125% and above	200.0%	$3,535,491

Percent Achievement of Annual Year-	Multiplier Factor (as percentage of	Estimated Pool Attributable to
to-Date Earnings Per Share	100% achievement level)	Earnings Per Share Attainment[6]
Below 100%	0.0%	$0
100% to 105%	100.0%	$1,767,745
105% to 110%	125.0%	$2,209,682
110% to 115%	150.0%	$2,651,618
115% to 125%	175.0%	$3,093,554
125% and above	200.0%	$3,535,491

     The amounts of Awards, if any, allocable to individual Non-Executive Participants will be determined by Company management and submitted to the Committee for approval and may be less than, equal to or greater than target bonus levels.

5. Payment

     Awards under this Plan will distributed as soon as reasonably practicable following (i) public disclosure of the Company’s financial results for the fiscal year ended December 31, 2005, (ii) calculation of Actual EPS and (iii) any determination of the amounts of the bonus pool applicable to Executive Participants and Non-Executive Participants. Participants must be employed by the Company as employees at the time of distribution in order to be eligible to receive payment of Awards, unless otherwise determined by the Compensation Committee. Participants hired prior to January 1, 2005 shall be eligible to receive payment of a full Award. Participants hired by the Company after January 1, 2005 but on or prior to September 30, 2005 shall be eligible to receive payment of a pro-rated Award (based on the full days of such Participant’s employment). Participants hired after September 30, 2005 shall not be eligible to receive payment of an Award. The Committee may impose additional eligibility requirements on payment of any Awards in its sole discretion. It is the objective of the Committee that the entire calculated pool be distributed to eligible Participants.

[6]	These are estimated amounts. Actual 100% achievement level amounts will be calculated based on the number of eligible employees, base salaries and target bonus levels (expressed as a percentage of base salary ranging from 7-70% depending on employee level) as of December 31, 2005 (subject to any applicable proration adjustments for partial-year service).

6. General Provisions

     a. No Prior Funding

     No amounts payable under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the Awards shall at all times be an unfunded and unsecured obligation of the Company and the Company shall not be required to incur indebtedness to fund the bonus pool unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. This Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

     b. No Obligation to Employ

     Eligibility for participation in this Plan is not evidence of, nor does it constitute, a contract of employment between the Company and any individual. Nothing in this Plan will confer or be deemed to confer on any individual any right to continue in the employ of the Company or limit in any way the right of the Company to terminate an individual’s employment at any time, with or without cause. This Plan is not intended to and does not create any legal rights for any employee.

     c. Amendment or Termination of Plan

     This Plan may be amended or terminated by the Board or the Committee at any time prior to payment of Awards hereunder.

     d. Headings

     The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     e. Withholding of Taxes

     To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld.

     f. Choice of Law

     All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of California. Any Award will not be effective unless such Award is made in compliance with all applicable laws, rules and regulations.